                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: CHUCK FABER
         DIRECTOR OF CORPORATE DEVELOPMENT
         (330) 487-6521
         (800) 645-6427
         cfaber@northcoastenergy.com
         ---------------------------

             NORTH COAST ENERGY, INC. REPORTS THIRD QUARTER EARNINGS

TWINSBURG, OHIO, November 6, 2003 -- North Coast Energy, Inc. (NASDAQ: NCEB) today reported its operational and financial results for the three months and nine months ended September 30, 2003. Net income for the three-month period increased to $4.2 million compared to $2.3 million for the comparable period of 2002. Net income per share for the period rose to $0.28. Net income per share for the nine-month period totaled $0.84.

Natural gas production for the quarter totaled 2.7 Bcf (billion cubic feet) - a 13% increase over the comparable period of 2002. Natural gas represented 94% of the company's total production on an Mcfe (thousand cubic feet of gas equivalent) basis for the quarter. The average natural gas price for the period was $5.00 per Mcf (thousand cubic feet) compared to an average price of $3.51 per Mcf for the same period of 2002.

North Coast Energy, Inc. is a publicly traded independent gas and oil exploration and production company headquartered in Twinsburg, Ohio. The company's primary focus is the exploration for, and development and efficient production of, natural gas reserves in the Appalachian Basin.


                                     -more-


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NORTH COAST ENERGY, INC. AND SUBSIDIARIES -- OPERATING HIGHLIGHTS
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
                                               THREE MONTHS ENDED       NINE MONTHS ENDED
                                                   SEPTEMBER 30,          SEPTEMBER 30,
                                              ---------------------   ---------------------
                                                 2003       2002         2003       2002
                                              ---------   ---------   ----------  ---------
PRODUCTION
     Oil production (MBbls)                          29          27          84          76
     Gas production (MMcf)                        2,733       2,425       7,943       6,935
     Total production (MMcfe)                     2,909       2,585       8,447       7,393
AVERAGE PRICES
     Oil (per Bbl)                            $   26.44   $   25.80   $   27.27   $   21.90
     Gas (per Mcf)                                 5.00        3.51        5.02        3.54
     Average price per Mcfe                        4.97        3.56        4.99        3.55
AVERAGE COSTS (per Mcfe)
     Production expense                            0.65        0.65        0.67        0.63
     Production taxes                              0.24        0.22        0.25        0.21
     Depreciation, depletion & amortization        0.81        0.87        0.80        0.87
     General and administrative expense            0.57        0.37        0.56        0.40
GROSS OPERATING MARGIN (per Mcfe)                  4.08        2.69        4.07        2.71


NORTH COAST ENERGY, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS
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(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           THREE MONTHS ENDED  NINE MONTHS ENDED
                                              SEPTEMBER 30,       SEPTEMBER 30,
                                           -----------------   -----------------
                                            2003       2002      2003     2002
                                           -------   -------   -------   -------
Revenues                                   $16,212   $10,843   $47,206   $33,368
Costs and expenses                           9,150     6,675    25,833    20,886
Income from operations                       7,062     4,168    21,373    12,482
EBITDA (1)                                   9,415     6,425    28,163    18,946
Cash flow (1)                                8,873     5,734    26,449    16,841
Net income                                   4,226     2,302    12,743     6,871
Net income (applicable to common stock
     after preferred stock dividends)        4,226     2,302    12,743     6,813
Net income per share (basic)                  0.28      0.15      0.84      0.45
Weighted average common shares
     outstanding                            15,252    15,209    15,252    15,208

(1) Cash flow is a non-GAAP financial measure that represents net income before depreciation, depletion and amortization ("DD&A") and before deferred taxes. EBITDA is a non-GAAP financial measure that represents cash flow before net interest expense. These two measures are reconciled to net income in the table below. The company's management uses these non-GAAP financial measures to evaluate the operating performance of its business and for comparison of the company's performance to the performance of its peers. The definitions used here may differ from those used by other companies.

                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                         SEPTEMBER 30,          SEPTEMBER 30,
                                     -------------------     -------------------
                                       2003       2002        2003         2002
                                     -------     -------     -------     -------
Net income                           $ 4,226     $ 2,302     $12,743     $ 6,871
   Add: Deferred taxes                 2,294       1,175       6,916       3,506
   Add: DD&A                           2,353       2,257       6,790       6,464
                                     -------     -------     -------     -------
Cash flow                              8,873       5,734      26,449      16,841
   Add: Interest expense                 542         691       1,714       2,105
                                     -------     -------     -------     -------
EBITDA                               $ 9,415     $ 6,425     $28,163     $18,946
                                     =======     =======     =======     =======


BALANCE SHEET ITEMS                SEPTEMBER 30, DECEMBER 31,
---------------------------            2003        2002
                                     -------     -------
Current assets                       $ 26,275    $ 21,266
Current liabilities                    14,200      10,447
Total assets                          165,940     151,851
Long-term debt                         57,000      67,000
Total stockholders' equity             77,042      64,737



This news release contains forward-looking statements that involve risks and uncertainties. The company's actual results may differ significantly from results discussed in any such forward-looking statements. Factors that may cause such a difference include, but are not limited to, competition within the oil and gas industry, the market demand for, and prices of, oil and natural gas, the company's availability of capital, production and costs of operation, results of the company's future drilling, environmental risks and other factors detailed in the company's filings with the Securities and Exchange Commission.




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